Exhibit 99.1

PRESS RELEASE

FOR ADDITIONAL INFORMATION:
Investor Relations Kerri Howard +1 844-632-1060 IR@univar.com

Media Relations Scott C. Johnson +1 331-777-6187 scott.johnson@univarusa.com

Univar Inc. Announces Entry into New

Credit Agreement by Univar Inc. and Certain of its

Subsidiaries and Completion of Refinancing Activities

DOWNERS GROVE, Ill. – July 29, 2015 – Univar Inc. (NYSE: UNVR) (“Univar”) announced today that Univar and certain of its wholly-owned subsidiaries have entered into a new credit agreement with Bank of America, N.A., as U.S. administrative agent, Bank of America, N.A. (acting through its Canada branch), as Canadian administrative agent and each lender party thereto and the other agents party thereto.

The new credit agreement provides for a five-year senior secured Asset Based Lending (“ABL”) credit facility in an aggregate amount of $1.3 billion, and a three-year senior secured term loan facility in an aggregate principal amount of $100 million. A portion of the proceeds of the term loan facility were used to prepay all of Univar’s outstanding loans under Univar’s existing credit agreement

“With the proceeds of Univar’s IPO, together with the completion of our refinancing activities, we have extended our debt maturity profile by five years and, more importantly, significantly reduced our annual cash interest expenses,” said Univar President and Chief Executive Officer Erik Fyrwald. “By decreasing our leverage, improving our capital structure, and increasing our cash flow, we now have a stronger balance sheet and additional financial flexibility to capitalize on our growth strategies.”

Univar will be furnishing the Securities and Exchange Commission a Current Report on Form 8-K, which will include additional details about the new credit agreement.

Pg. 2 – Univar Inc. Announces Entry into New Credit Agreement by Univar Inc. and Completion of Refinancing Activities

About Univar Inc.

Founded in 1924, Univar is a global distributor of specialty and basic chemicals from more than 8,000 producers worldwide. Univar operates more than 700 distribution facilities throughout North America, Western Europe, the Asia-Pacific region, and Latin America, supported by a global network of sales and technical professionals. With a broad portfolio of products and value-added services, and deep technical and market expertise, Univar delivers the tailored solutions customers need through one of the most extensive chemical distribution networks in the world. Univar is Chemistry DeliveredSM.

Forward-Looking Statements

This press release includes “forward-looking statements,” including with respect to the proposed initial public offering, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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